Exhibit 99.2

March 31, 2015

Dear Shareholder,

2014 was a busy year for Vycor, during which we welcomed a lot of new shareholders with our $5 million offering. As 2015 will also be an active year for our two businesses, we want to provide you with a clear understanding of what our strategic objectives are and how we are progressing to achieve those objectives.

NOVAVISION

Two weeks ago we announced the development completion of NovaVision’s internet-delivered Vision Restoration Therapy (VRT). This was a major milestone and accomplishment and to fully understand its strategic significance to the Company’s future I need to explain how and why we got to where we are today.

There are approximately 8m stroke survivors in the U.S. with 795,000 strokes a year, and approximately 1.5m suffering some sort of Traumatic Brain Injury (TBI) annually; up to 30% of these suffer a resultant visual impairment, up to 20% permanently. In all, around 2.8 million Americans suffer from this type of vision impairment, which is largely unaddressed by the rehabilitation system. The impact on their daily lives is dramatic, and is the difference between a person being able to be home alone, cross the road unaided, drive, shop or read.

NovaVision has the only commercially available, FDA cleared therapy for the restoration of vision loss resulting from neurological brain damage of which Stroke and TBI are the most common causes. Add in 2.8 million Europeans and 13 million people in the rest of the world and you can see why we were so excited by the opportunity to acquire NovaVision. NovaVision’s previous owners had invested substantial capital developing the core VRT technology, gaining significant patent protection, validating the therapy through significant clinical research and obtaining FDA clearance.

Our strategic vision for NovaVision has been to develop and provide a clinically supported, affordable and scalable visual therapy solution offering broad benefits to those suffering visual impairment following neurological brain damage; and to offer solutions for both patients and physicians alike. VRT was, in effect, a prototype with a delivery and service model too costly to be affordable and scalable, and with 70% of patients experiencing significant positive outcome but 30% of patients therefore experiencing little to no improvement.

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Our first steps were to build a world-class scientific advisory board and acquire Sight Science, the only credible competitor, from Prof. Arash Sahraie and the University of Aberdeen. Prof. Sahraie, Chair in Vision Sciences at the University, became our Chief Scientific Officer and led the advisory board made up of experts in the field from Harvard Medical School, Univ. of Miami Miller School of Medicine and the Max Planck Institute in Germany, to develop the strategy to deliver our vision:

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Broadening Patient Benefits: the creation of NeuroEyeCoach™. Two things happen when someone suffers from vision related disorders following a stroke or the like: there is a loss of visual field as well as difficulty with eye movement, affecting the ability to integrate visual information. NeuroEyeCoach addresses patients' difficulty with their eye movements and their ability to integrate visual information. While VRT addresses the restoration of lost vision, NeuroEyeCoach enables the patient to make the most of their remaining vision; the two therapies provided in a suite are therefore highly complementary and ensure broad benefits to NovaVision's patients.

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Cost Effective and Affordable. Migrated therapy delivery from provided-hardware to internet-delivered onto patients' computers, significantly reducing cost without changing the therapy itself. Further cost reduction has been achieved through considerable business process streamlining. Development is complete and NovaVision will launch this commercially during the second quarter.

●	Scalable. NovaVision's therapy is now affordable, with broader benefits and truly scalable and deliverable to the mass market.

NovaVision is now positioned, for the first time, with the suite of therapies and product offerings to deliver on our strategic vision: to provide a clinically supported, affordable and scalable visual therapy solution offering broad benefits to those suffering visual impairment following neurological damage; and to offer solutions for both patients and physicians alike.

For Patients:

●	VRT and NeuroEyeCoach Therapy Suite. We will commence marketing and providing during the second quarter our two complementary therapies, internet-delivered in a package for $900.

●	NeuroEyeCoach. For patients with visual impairments who are not suitable, for whatever reason, for VRT, we provide NeuroEyeCoach on its own for $450.

For Physicians:

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Vision Diagnostic (VIDIT). A diagnostic system that enables therapists to perform high-resolution visual field tests in less than 10 minutes to screen for visual field deficits as a result of neurological brain damage. NovaVision has received approval for and entered into an agreement to offer VIDIT throughout the 100+ network of HealthSouth rehabilitation centers in the U.S.; therapists are then able to refer patients to NovaVision. As we roll this out to the HealthSouth network we will also market this model to other rehabilitation chains and centers.

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NeuroEyeCoach Pro Center. Enables stroke rehabilitation and other centers to treat patients while in their care, both as in-patient and out-patient. This model is being trialed in 3 centers in the U.S. and 5 in Europe, with positive feedback.

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NovaVision and NeuroEyeCoach Pro Physician. Enables physicians to register patients in their clinic who complete the therapy at home, supported by NovaVision but monitored by the physician through a dedicated portal.

We believe NovaVision's therapy and product offerings for patients and physicians are unique, and that we are now well placed to deliver value from this large potential market.

VYCOR MEDICAL - VBAS

“We believe that this technique [rigid endoscope resection through VBAS] is a safer, more reliable, and less invasive method for the treatment of deep-seated brain tumors”. This was the conclusion of an 18 patient study by surgeons from Sapporo Medical University, Japan published this month in Neurological Research and joins two other important peer review studies also published this month by surgeons from Weill Cornell Medical College, New York-Presbyterian Hospital, New York; one in World Neurosurgery and one in the prestigious Journal of Neurosurgery, which also featured VBAS on its front cover.

This type of high quality clinical data is key in evidencing the clinical superiority of VBAS, which in turn drives its surgeon adoption and therefore revenues. There have now been seven peer-reviewed studies published on VBAS and two white papers evidencing its clinical advantages. We are aware of approximately five other studies that we anticipate being published during 2015, and this build up of quality clinical data will over time ensure that the product becomes the standard of care for brain retraction and access.

VBAS is now approved in over 180 hospitals in the U.S. and is available internationally in Canada, Europe, China, Japan and elsewhere. Agreements for evaluation or distribution have been entered into in Brazil, France, India, Israel, Russia, South Africa, Sri Lanka and Taiwan during the last 12 months. Vycor Medical’s strategy is to continue to expand its U.S. and international footprint but also focus on broadening usage with the help of the clinical data discussed above.

Our strategy for VBAS also centers on new product development to broaden applicability and adoption. We have implemented manufacturing of two new smaller VBAS devices that will be available during the final quarter of 2015 and are in the advanced stages of manufacturing preparation on a new set of four VBAS devices designed to be fully integrated with selected Image Guided Systems; these will be available in the second half of 2016. Management strongly believes that the existing VBAS rigid structure lends itself well to being incorporated into the increasing trend of IGS surgery.

The increasing acceptance of VBAS among the surgeon community, supported by high quality clinical data, and a new product pipeline developed in cooperation with such surgeons, gives us the confidence to believe we will see broad adoption and applicability.

Vycor is building a world-class organization. Our entire team works daily to drive NovaVision and VBAS awareness and adoption. The advances we’ve made over recent years and those we anticipate are a direct result of the commitment and contributions of our scientific advisors, partners, employees, sales professionals, and all who add to our success. We are grateful for the continued support of our shareholders, as we remain very optimistic about the future.

Sincerely,

Peter Zachariou
Chief Executive Officer

Safe Harbor Statement

Certain information contained in this letter constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast", "anticipate", "estimate", "project", "intend", "expect", "should", "believe", and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause Vycor Medical's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in Vycor Medical’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Vycor Medical herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Vycor Medical disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.